                                  EXHIBIT 10.3

                              MANAGEMENT AGREEMENT

         This Management Agreement ("Agreement"), made and entered into as of this _____ day of May, 1996 ("Effective Date"), between (i) Trust Leasing, Inc., a Tennessee corporation formerly known as McNeill Hotel Co., Inc. ("Lessee"), whose address is 4735 Spottswood, Suite 201, Memphis, Tennessee 38117, (ii) Equity Inns Partnership, L.P., a Tennessee limited partnership ("Owner"), whose address is 4735 Spottswood, Suite 102, Memphis, Tennessee 38117, and (iii) Promus Hotels, Inc., a Delaware corporation ("Manager"), whose address is 755 Crossover Lane, Memphis, TN 38117, recites and provides as follows.

                                    RECITALS

         WHEREAS, Owner has acquired the Hotel from Manager and agreed to lease the Hotel (as defined below) to Lessee pursuant to a Percentage Lease in the form attached hereto as Exhibit "B-1" (the Percentage Lease); and

         WHEREAS, Lessee desires to engage Manager, and Manager desires to be engaged by Lessee, to manage the Hotel on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE HOTEL

         The subject matter of this Agreement is the management of the "Hotel," as defined in the Homewood Suites License Agreement attached hereto as Exhibit "A" (hereinafter collectively referred to as the "License Agreement"). The License Agreement shall exclusively govern Lessee's right to use the Homewood Suites "System" (as defined in the License Agreement) in the operation of the Hotel. Lessee hereby expressly acknowledges that it shall not derive any rights in or to the use of the "Homewood Suites" name or the Homewood Suites System from this Agreement.

                                   ARTICLE 2.
                                      TERM

         SECTION 2.01. TERM. The term shall commence on the Effective Date and, subject to the terms contained herein, continue for the term of years from the Effective Date set forth on Exhibit "B" ("Term").

         SECTION 2.02. EXTENSION OF TERM. The Term of this Agreement may be extended in the manner set forth on Exhibit "B."

                                   ARTICLE 3.
                             MANAGER'S OBLIGATIONS

         SECTION 3.01. MANAGER'S OBLIGATIONS. Manager shall, on behalf of Lessee and at Lessee's expense, direct the operation of the Hotel pursuant to the terms of this Agreement and meeting the standards imposed under the License Agreement. Manager shall be exclusively responsible for directing the day-to-day activities of the Hotel and establishing all policies and procedures relating to the management and operation of the Hotel. Except as specifically otherwise provided, all cost(s) and expense(s) incurred by Manager in association with the performance of the obligations hereinafter set forth shall be operating costs and shall accordingly be paid from the Bank Account(s) as hereinafter defined in Section 3.01(iii) below depending upon such categorization. Manager, during the Term, shall have the following obligations:

         (i) Personnel. Manager shall be the sole judge of the fitness and qualification of all personnel working at the Hotel ("Hotel Personnel") and shall have the sole and absolute right to hire, supervise, order, instruct, discharge and determine the compensation, benefits and terms of employment of all Hotel Personnel. All Hotel Personnel shall be employees of Manager. Manager shall also have the right to use employees of Manager, Manager's parent and subsidiary and affiliated companies, not located at the Hotel to provide services to the Hotel ("Off-Site Personnel"). The expenses of Off-Site Personnel shall be prorated based on the actual amount of time spent on Hotel matters compared to total time worked. All expenses, costs (including, but not limited to, salaries, benefits and severance pay), liabilities and claims which are related to Hotel Personnel and Off-Site Personnel shall be operating expenses, as appropriate. The expenses of Off- Site Personnel allocated to the Hotel will be included in the annual operating or capital budget. Any such expenses included in either the operating or capital budget shall be classified as operating expenses or capitalized, as appropriate.

                    Manager shall provide Lessee an opportunity to provide input on each proposed general manager for the Hotel prior to the appointment of said individual to the position of Hotel general manager. Manager shall make a final decision on the appointment of such individual to the position of Hotel general manager.

         (ii) Hotel Policies. Manager shall determine the terms of guest admittance to the Hotel, establish room rates, and rates for the use of rooms for commercial purposes. Lessee through quarterly meetings will have the opportunity to provide input on the setting of room rates, however, the final decision will rest with the Manager.

         (iii) Bank Accounts. Manager shall open and operate the Hotel's bank accounts with funds provided Lessee based upon pre-established annual budgets, established pursuant to
                    Section 3.01(v) below and agreed to by Lessee, Owner and Manager. All sums received from the operation of the Hotel and all items paid by Manager arising by virtue of Manager's operation of the Hotel shall pass through bank account(s) established by Manager in Lessee's name at such banks as Manager and Lessee shall mutually agree ("Bank Account(s)"); only Manager's designees shall be exclusively authorized to operate and draw from the Bank Account(s). Each fiscal month Manager, on behalf of Lessee, shall disburse funds from the Bank Account(s) in the order of priority and to the extent available in accordance with the priority schedule set forth on Exhibit "B".

         (iv)       Operating Budgets.  Manager shall, not less than forty-five
                    (45) days prior to the commencement of each full fiscal year, submit to Lessee and Owner, for their approval, a proposed Operating Budget for the ensuing full or partial fiscal year, as the case may be.

                    Lessee's and Owner's approval of the Operating Budget shall not be unreasonably withheld and shall be deemed given unless a specific written objection thereto is delivered by Lessee or Owner to Manager within thirty (30) days after submission. Lessee and Owner shall review the Operating Budget on a line-by-line basis. To be effective, any notice which disapproves a proposed Operating Budget must contain specific objections in reasonable detail to individual line items.

                    If the initial Operating Budget contains disputed budget item(s), said item(s) shall be deemed adopted until Lessee and Owner, on the one hand, and Manager, on the other hand, have resolved the item(s) objected to by Owner or Lessee or until the Accountant(s) (hereinafter defined in Section 10.02.2) have resolved the item(s) objected to by Lessee or

                    Owner. Thereafter, if Lessee or Owner disapproves or raises objections to a proposed Operating Budget in the manner and within the time period provided therefor, and Lessee and Owner, on the one hand, and Manager, on the other hand, are unable to resolve the disputed or objectionable matters submitted by Lessee or Owner prior to the commencement of the applicable fiscal year, the undisputed portions of the proposed Operating Budget shall be deemed to be adopted and approved and the corresponding line item contained in the Operating Budget for the preceding fiscal year shall be adjusted as set forth herein and shall be substituted in lieu of the disputed items in the proposed Operating Budget. Those line items which are in dispute shall be determined by increasing the preceding fiscal year's corresponding line items by an amount determined by Manager which does not exceed the Consumer Price Index for all Urban Consumers published by the bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1984-1986=100) for the fiscal year prior to the fiscal year with respect to which the adjustment to the line item is being calculated or any successor or replacement index thereto. The resulting Operating Budget obtained in accordance with the preceding sentence shall be deemed to be the Operating Budget in effect until such time as Manager, on the one hand, and Lessee and Owner, on the other hand, have resolved the items objected to by Lessee or Owner.

                    Manager shall revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of income or expense. Manager shall be permitted to reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Operating Budget as Manager deems reasonably necessary. Lessee and Owner acknowledge that the Operating Budget is intended only to be a reasonable estimate of the Hotel's income and expenses for the ensuing fiscal year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget;

         (v) Operating Statement. Manager shall prepare and furnish Lessee and Owner, with a detailed operating statement setting forth the results of the Hotel's operations. Manager shall use its best efforts to provide such reports within ten (10) days after the end of each fiscal month, and shall provide such reports in no event later than fifteen (15) days after the end of each fiscal month. Within forty-five (45) days after the end of each fiscal year, Manager shall furnish Lessee and Owner with a detailed operating statement setting forth the results of the Hotel's operations for the fiscal year;

         (vi) Capital Budgets. Manager shall, not less than sixty (60) days prior to the commencement of each fiscal year, submit to Lessee and Owner a recommended "Capital Budget" for the ensuing full or partial fiscal year, as the case may be, for furnishings, equipment and ordinary Hotel capital replacement items as shall be required to operate the Hotel in accordance with the standards referred to in the License Agreement. Owner, Lessee and Manager shall meet to discuss the proposed Capital Budget and Owner and Lessee shall be required to make specific written objections to a proposed Capital Budget in the manner and within the same time periods specified in Section 3.02 (iv) with respect to an Operating Budget. Lessee agrees not to unreasonably withhold or delay its consent. If Owner and Lessee do not approve the Capital Budget, then the Manager will be entitled to spend up to four (4%) of adjusted gross revenue for capital expenditures, until the disputed Capital Budget has been settled in accordance with Subsection 10.02.1 (e) of this Agreement.

         (vii) General Maintenance Non-Capital Replacements. Manager shall supervise the maintenance, repair and replacement of non-Capital Replacements.

         (viii) Operating Equipment. Manager shall select and purchase all operating equipment for the Hotel such as linens, utensils, uniforms and other similar items.

         (ix) Operating Supplies. Manager shall select and purchase all operating supplies for the Hotel such as food, beverages, fuel, soap, cleansing items, stationery and other consumable items.

         (x) Accounting Standards. Manager shall maintain the books and records reflecting the operations of the Hotel in conformity with generally accepted accounting practices consistently applied, and shall adopt and follow the fiscal accounting periods utilized by Manager in its normal course of business. The Hotel-level generated accounting records reflecting detailed day-to-day transactions of the Hotel's operations, shall be kept by Manager at the Hotel or at the Manager's regional offices or corporate headquarters, or at such other location as Manager shall reasonably determine. Manager shall receive a monthly fee for accounting services provided to the Hotel ("Accounting Fee"). The Accounting Fee may be adjusted by Manager from time to time as set forth in the Annual Operating Budget. The Accounting Fee is set forth on Exhibit "B."

         (xi) Marketing and Advertising. Manager shall advertise and promote the Hotel in coordination with the sales and marketing programs of Manager and other Homewood Suites hotels. Manager may participate in sales and promotional campaigns and activities involving complimentary rooms. Manager, in marketing and advertising the Hotel, shall have the right to use marketing and advertising services of employees of Manager and its parent and affiliated companies not located at the Hotel. Manager may charge the Hotel for personnel and other costs and expenses incurred in providing such services; provided that (i) Manager's allocation of such costs and expenses among hotels, including the Hotel, shall be pro rated among all hotels owned or managed by Manager and (ii) the annual allocation of such costs and expenses to the Hotel shall not exceed $10,000.00. Such costs and expenses shall be reflected in the budgets and operating statements required to be prepared and submitted by Manager under this Management Agreement.

         (xii) Permits and Licenses. Manager shall assist Owner and Lessee in obtaining the various permits and licenses required to operate the Hotel in accordance with the terms of this Agreement and the License Agreement.

         (xiii) Meetings. A representative of Manager's corporate staff (at the officer level) shall meet with the representative of Lessee quarterly to review and discuss the previous and future quarter's operating statement, cash flow, budget, capital expenditures, important personnel matters and the general concerns of Lessee, Owner and Manager ("Quarterly Meeting");

         (xiv) Insurance. Manager or Lessee shall procure and maintain throughout the Term the insurance coverages set forth on Exhibit "D;"

         (xv) Chain Services. Lessee and Manager contemplate that certain services (collectively, "Chain Services"), such as advertising, training and computer payroll, can be provided for the Hotel better, more efficiently and more economically on a central, regional or group basis rather than on an individual basis. Manager may provide Chain Services to the Hotel, and in such event the Hotel's fair and equitable share of the cost thereof shall constitute an operating expense, so long as (i) the cost of the Chain Services shall be allocated on a fair and equitable basis among the Hotel and the other hotels benefitting therefrom;
                    (ii) the basis for such allocation shall be explained by Manager in each Annual Operating Budget; and (iii) both the cost of the Chain Services and the allocation of a share of that cost to the Hotel and such other hotels shall be subject to audit by Lessee pursuant to the terms of Section 4.01(viii) of this Agreement.

         (xvi) G&A Expenses. No part of Manager's central office overhead or general or administrative expenses, including the cost of travel by Manager's corporate or regional officers or for travel related to any other hotel operated by Manager or its Affiliates, shall be deemed to be an operating expense.

         (xvii) Labor Relations. All employees working at the Hotel are and will be employees of the Manager, and are not and will not be employees of the Lessee, the Owner or any of their affiliates. Prior to entering into any collective bargaining agreement concerning any employees of the Hotel, Manager will so inform Lessee, but Lessee shall have no right of approval or disapproval, and Manager shall have complete discretion and authority to negotiate, enter into and perform such agreements. To the extent applicable,
                    Manager: (a) represents that it is an equal opportunity employer as described in Section 202 of Executive Order 11246 dated September 24, 1965, as amended, and as such agrees to comply with the provisions of Paragraphs 1 through 7 of Section 202 of said Executive Order during the performance of this Operating Agreement, (b) agrees to comply with the affirmative action requirements of Part
                    60.741 of Title 41, Code of Federal Regulations, with respect to handicapped workers during the performance of this Operating Agreement, (c) agrees to comply with the affirmative action requirements of Part 60.250 of Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Operating Agreement, and (d) shall submit to Lessee in the form approved by the Director of the Office of Federal Contract Compliance, U.S. Department of Labor, a certification that Manager does not and will not maintain any facilities that provide for their employees in a segregated manner, or permit their employees to perform their services at any location under its control, where segregated facilities are maintained, and that Manager will obtain a similar certification from its contractors. By so agreeing, neither party intends to imply that the aforementioned Executive Orders and federal regulations are applicable to Manager.

         (xxi) Capital Leases. Notwithstanding anything herein to the contrary, all obligations and payments required of Owner or the Lessee under any lease characterized as a capital obligation under generally accepted accounting principles shall be owed and paid by the Owner or Lessee, and not Manager, and such obligation shall not be an operating or capital expense charged to the Hotel for purposes of this Agreement.

                                   ARTICLE 4.
                              LESSEE'S OBLIGATIONS

         SECTION 4.01. LESSEE'S OBLIGATIONS. During the Term, Lessee shall have the obligations set forth below:

         (i) License Agreement. Lessee shall comply in all respects with all of the terms and conditions of the License Agreement (specifically including, but not limited to, Licensee's obligation to pay the fees, charges and contributions set forth in the License Agreement) and keep the License Agreement in full force and effect from the Effective Date through the remainder of the Term. Nothing in this Agreement shall be interpreted in a manner which would relieve Lessee of any of its obligations under the License Agreement.

         (ii) Licenses and Permits. Manager shall obtain and maintain, with Lessee's assistance and cooperation, all governmental permissions, licenses and permits necessary to enable Manager to operate the Hotel in accordance with the terms of this Agreement and the License Agreement.

         (iii) Insurance. Lessee shall procure and maintain throughout the Term the insurance coverages set forth on Exhibit "E". Lessee may, should it elect to do so, delegate such responsibility to Owner, although as between Lessee and Manager, such obligation shall remain primarily the obligation of Lessee, notwithstanding any such delegation.

         (iv) Operating Funds. Lessee shall provide all funds necessary to enable Manager to arrange and operate the Hotel in accordance with the terms of this Agreement and the License Agreement. Lessee agrees to deliver to Manager for deposit into the Bank Account(s) on the date of purchase the amount specified on Exhibit "B" which amount shall be the "Minimum Balance" to be maintained by Lessee during the first year of the Hotel's operation. The Minimum Balance thereafter shall be no less than the Hotel's operating costs for the preceding fiscal month. The Minimum Balance shall serve as working capital for the Hotel's operations. Lessee agrees, upon Manager's written request, to immediately furnish Manager with sufficient funds to make up any deficiency in the Minimum Balance.

         (v) Capital Funds. Owner shall, consistent with the Annual Budget approved by Owner (or as otherwise provided for herein), expend such amounts for renovation programs, furnishings, equipment and ordinary Hotel capital replacement items as are required from time to time to (a) maintain the Hotel in good order and repair; (b) comply with the standards referred to in the License Agreement; and (c) comply with governmental regulations and orders. Owner shall cooperate with Manager in establishing appropriate procedures and timetables for Owner to undertake capital replacement projects.

         (vi) Payments to Manager. Lessee shall promptly pay to Manager all amounts due Manager under this Agreement.

         (vii) Representative. Lessee, Owner and Manager shall each appoint a representative to represent them in all matters relating to this Agreement and/or the Hotel (each "Representative"). The initial Representatives shall be the individuals named on Exhibit "B." Manager shall have the right to deal solely with the Representatives on all such matters. Manager, Lessee and Owner may change their respective Representatives, from time to time by providing written notice to Manager in the manner provided for herein. The Representatives shall attend Quarterly Meetings. Notwithstanding the foregoing, Owner, Lessee or Manager may request a meeting at any reasonable time to discuss significant unforeseen issues.

         (viii) Audits. Lessee and Owner shall have the right to have their independent accounting firms examine, audit and copy the books and records of the Hotel at any reasonable time upon forty-eight (48) hours notice to Manager. Manager agrees to cooperate in any such audits.

         (ix) Quiet and Peaceable Operation. Lessee shall ensure that Manager is able to peaceably and quietly operate the Hotel in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Lessee or by any other person or persons claiming by, through or under Lessee.

         (x) Complimentary Rooms. The Lessee and Owner shall have the right, within reason, to receive a reasonable number of complimentary rooms.

         (xi) Modifications to Percentage Lease Rentals. Owner and Lessee agree that the base and/or percentage rent due under the Percentage Lease referred to in Exhibit "B" and attached hereto as Exhibit "B-1" will not be increased (except for increases in the Consumer Price Index as provided for in the Percentage Lease) without the express written consent of Manager.

                                   ARTICLE 5.
                                 MANAGEMENT FEE

         SECTION 5.01. MANAGEMENT FEE. Manager is authorized by Lessee to pay itself from the Bank Account(s) the Management Fees calculated and payable in the manner set forth on Exhibit "C."


                                   ARTICLE 6.
                              CLAIMS AND LIABILITY

         SECTION 6.01. CLAIMS AND LIABILITY. Lessee and Manager mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property regardless of whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Lessee or Manager or their subsidiaries, affiliates, employees, directors, officers, agents or independent contractors, and regardless whether the injury to person or damage to property occurs in and about the Hotel or elsewhere as a result of the performance of this Agreement. Nevertheless, in the event the insurance proceeds are insufficient or there is no insurance coverage to satisfy the demand, claim, action, loss, liability or expense and the same did not arise out of the negligence or willful misconduct of Manager, Lessee agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employees, agents or independent contractors harmless to the extent of the excess liability. If such claim or liability arises out of the negligence or willful misconduct of Manager, then Manager agrees at its expense to indemnify and hold Lessee, Owner and their subsidiaries, affiliates, officers, directors, employees, agents or independent contractors harmless to the extent of the excess liability.

         SECTION 6.02. SURVIVAL. The provisions of this Article 6 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitations shall extinguish all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this Article 6.

                                   ARTICLE 7.
                        CLOSURE, EMERGENCIES AND DELAYS

         SECTION 7.01. EVENTS OF FORCE MAJEURE. If at any time during the Term of this Agreement it becomes necessary, in Manager's opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel for reasons beyond the reasonable control of Manager, such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest, governmental regulations and orders, shortage or lack of adequate supplies or lack of skilled or unskilled employees, contagious illness, catastrophic events or acts of God ("Force Majeure"), then in such event or similar events Manager may close and cease operation of all or any part of the Hotel, reopening and commencing operation when Manager deems that such may be done without jeopardy to the Hotel, its guests and employees.

         Manager and Lessee agree, except as otherwise provided herein and in the event of Force Majeure causes Manager to cease operation of all of the Hotel, that the time within which either party is required to perform an obligation and Manager's right to manage the Hotel under this Agreement shall be extended for a period of time equivalent to the period of delay caused by an event of Force Majeure.

         SECTION 7.02. EMERGENCIES. If a condition of an emergency nature should exist which requires that immediate repairs be made for the preservation and protection of the Hotel, its guests or employees, or to assure the continued operation of the Hotel, Manager is authorized to take all actions and to make all expenditures necessary to repair and correct such condition, regardless of whether provisions have been made in the applicable budget for such emergency expenditures. Expenditures made by Manager in connection with an emergency shall be paid, in Manager's sole discretion, out of the Bank Account(s). Lessee shall immediately replenish such funds paid from the Bank Account(s).

                                   ARTICLE 8.
                           CONDEMNATION AND CASUALTY

         SECTION 8.01. CONDEMNATION. If the Hotel is taken in any eminent domain, expropriation, condemnation, compulsory acquisition or similar proceeding by a competent authority, this Agreement shall automatically terminate as of the date of taking or condemnation. Any compensation due Lessee for the taking or condemnation of the physical facility comprising the Hotel shall be paid as set forth in the Percentage Lease. Manager, however, with the full cooperation of Lessee, shall have the right to file a claim with the appropriate authorities for the loss of Management Fee income for the remainder of the Term and any extension thereof because of the condemnation or taking, so long as such claim can be filed in a separate proceeding and does not adversely affect the payment as set forth in the Percentage Lease. Subject to the terms of the Percentage Lease, if only a portion of the Hotel is so taken and the taking does not make it unreasonable or imprudent, in Manager's and Lessee's opinion, to operate the remainder as a hotel of the type immediately preceding such taking, this Agreement shall not terminate. Subject to the terms of the Percentage Lease, any compensation shall be used, however, in whole or in part, to render the Hotel a complete and satisfactory architectural unit as a hotel of the same type and class as it was immediately preceding such taking or condemnation.

         SECTION 8.02. CASUALTY. In the event of a fire or other casualty, Lessee shall comply with the terms of the License Agreement and this Agreement shall remain in full force and effect so long as the License Agreement remains in full force and effect, except that the Management Fee shall be abated until any damage to the Hotel is repaired and the Hotel is open for business.

                                   ARTICLE 9.
                        DEFAULT AND TERMINATIONS RIGHTS

         SECTION 9.01. MANAGER DEFAULTS. Each of the following shall constitute an Event of Default by Manager:

         (i) The failure of Manager to pay any sum of money to Lessee provided for herein when the same is payable, if such failure is not cured within ten (10) days after written notice specifying such failure is given by Lessee to Manager. If any sum of money is not paid within ten (10) days following the date same becomes due and payable under this Agreement, such sum shall bear interest from the date due until actually paid at a rate equal to the lesser of twelve percent (12%) per annum or the highest annual interest rate permitted by law, provided that any interest so payable shall not constitute an operating expense under this Agreement.

         (ii)       An assignment by Manager in violation of the provisions of
                    Section 11.05 hereof.

         (iii) If Manager shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager.

         (iv) If Manager shall fail to maintain and operate the Hotel in accordance with the standards required under Section 3.01 and such failure shall not be due to a refusal on the part of Owner and Lessee to approve the Annual Operating Budget submitted by Manager under Section 3.01(v), or Lessee's failure to provide funds requested pursuant to the provision of Section 4.01(vi) and shall continue for a period of thirty (30) days after written notice by Lessee to Manager specifying the matters or conditions which constitute the basis for such Event of Default, provided that if such failure is incapable of cure within such thirty (30) day period and if Manager shall promptly diligently and continuously pursue the cure thereof, then Manager shall have a period of ninety (90) days after notice thereof by Lessee to Manager within which to effectuate the cure. If, at the end of such ninety (90) day period the cure has not been effectuated notwithstanding Manager's diligent and continuous attempts to cure, then at the request of Manager, Lessee shall extent the cure period for up to an additional thirty (30) days, if in Lessee's reasonable opinion, the default is capable of cure within such additional period as Lessee may permit and the extension will not have a materially negative affect on the financial performance of the Hotel.

         (v) If Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all of a substantial part of its assets, admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Manager in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competition jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or of all of its assets or a decree to that effect shall continue unstayed and in effect for any period of ninety
                    (90) consecutive days.

         (vi) The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Manager, or Manager shall consent to, acquiesce in or fail timely to controvert an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

         (vii) The filing against Manager of a petition seeking adjudication of Manager as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Manager's assets, if such petition is not dismissed within ninety
                    (90) days.

         (viii) Failure of Manager (but excluding such a failure which results from the default by Lessee in paying amounts payable hereunder by Lessee) to maintain at all times throughout the term hereof all of the insurance required to be maintained by Manager hereunder, if such failure is not cured within thirty (30) days after written notice specifying such failure is given by Lessee to Manager.

         (ix) If there shall occur an Event of Default or Termination under the Percentage Lease due to Manager default hereunder.

         (x) If there shall occur a default under the License Agreement which may, if uncured, permit Licensor to terminate the License Agreement and such default shall continue beyond applicable grace periods, if any.

         SECTION 9.02. LESSEE DEFAULTS. Each of the following shall constitute an Event of Default by Lessee:

         (i) The failure of Lessee to pay or furnish to Manager any money Lessee is required to pay or furnish to Manager in accordance with the terms hereof on the date the same is
                    payable.   If any sum of money is not paid within ten (10)
                    days following the date same becomes due and payable under this Agreement, provided that any interest so payable shall not constitute an operating expense under this Agreement.

         (ii) If Lessee shall apply for or consent to the appointment of a receiver, trustee or liquidator of Lessee of all or a substantial part of its assets, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Lessee in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee a bankrupt or insolvent or approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

         (iii) The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Lessee, or Lessee shall consent to, acquiesce in or fail timely to controvert an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

         (iv) The filing against Lessee of a petition seeking adjudication of Lessee as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Lessee's assets, if such petition is not dismissed within ninety (90) days.

         (v) Failure of Lessee to maintain at all times throughout the term hereof all of the insurance required to be maintained by Lessee under Section 4.01(iii), if such failure is not cured within thirty (30) days after written notice specifying such failure is given by Manager to Lessee.

         (vi) The failure of Lessee to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, or the failure of Lessee to approve expenditures or to authorize procedures necessary to maintain the standards of the Hotel in accordance with the License Agreement, if such failure is not cured within sixty (60) days after written notice specifying such failure is given by Manager to Lessee, provided, however, that if such failure is incapable of cure within said sixty (60) day period, and Lessee proceeds during such sixty (60) day period, and Lessee proceeds during such sixty (60) day period to commence to cure with all due diligence such failure until the same is cured, then no Event of Default shall be in existence under this Paragraph.

         SECTION 9.03. TERMINATION UPON EVENT OF DEFAULT; OTHER REMEDIES. Upon the occurrence of an Event of Default, the non-defaulting party may: (i) terminate this Agreement, effective thirty (30) days after the giving of written notice of termination to the defaulting party, provided that termination may be effective immediately in the case of willful misconduct, criminal conduct or misappropriation of funds; and (ii) pursue any and all other remedies available to the non-defaulting party at law or in equity.

         SECTION 9.04. MANAGER'S EARLY TERMINATION RIGHT. Manager, at its option, may terminate this Agreement upon sixty (60) days written notice to Lessee.

         SECTION 9.05. RIGHT TO TERMINATE UPON SALE OR FORECLOSURE. Upon any sale by Owner of the Hotel, Lessee shall have the right to terminate this Agreement; provided, however, that the Lessee shall provide to Manager within one-hundred twenty (120) days of such sale either (i) a cash amount equal to 50% of the fair market value (as determined under the Percentage Lease of the Lessee's then-remaining leasehold estate in the Hotel as of the closing date of the sale (the "Cash Amount") or (ii) written notice of its offer to have Manager manage a substitute hotel facility (a "Substitute Hotel") under a comparable Management Agreement; provided further, however, that if the Lessee provides Manager with an offer to manage a Substitute Hotel and Manager rejects the offer within fifteen (15) days, Lessee shall deliver the Cash Amount to Manager within ten (10) days of such rejection. Lessee shall also have the right to terminate this Agreement upon a foreclosure by, the taking of possession by or a transfer in lieu of foreclosure to a holder of a lien on the Hotel, without penalty to the

Lessee. The rights of the Lessee hereunder may be assigned to any first mortgagee of the Hotel and exercised by such assignee.

         SECTION 9.06. EMPLOYMENT SOLICITATION RESTRICTION UPON TERMINATION. Lessee and its affiliates and subsidiaries and their successors hereby agree not to solicit the employment of the Hotel general manager or assistant general manager at any time during the term of this Agreement without Manager's prior written approval. Furthermore, Lessee and its affiliates and subsidiaries and successors agree not to employ the Hotel's general manager or assistant general manager for a period of 12 months after the termination or expiration of this Agreement, without Manager's prior written approval. Manager agrees not to employ any of Lessee's general or assistant managers for a period of twelve
(12) months after the termination or expiration of this Agreement, without Lessee's prior written approval.

                                  ARTICLE 10.
                         APPLICABLE LAW AND ARBITRATION

         SECTION 10.01. APPLICABLE LAW. The interpretation, validity and performance of this Agreement shall be governed by the procedural and substantive laws of Tennessee and any and all disputes, except those specifically referred to below, shall be brought and maintained within that state. If any judicial authority holds or declares that the law or another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of that jurisdiction.

         SECTION 10.02.  ARBITRATION OF FINANCIAL MATTERS.

                    SUBSECTION 10.02.1. MATTERS TO BE SUBMITTED TO ARBITRATION. In the case of a dispute with respect to any of the following matters, either party may submit such matter to arbitration which shall be conducted by the Accountants (as hereinafter defined in Subsection 10.02.2);

                    (a)   computation of the Management Fees;
                    (b)   reimbursements due to Manager under the provisions of
                          Section 11.15;
                    (c)   any adjustment in the Minimum Balance
                          under the provisions of Section 4.01(iv);
                    (d)   any adjustment in dollar amounts of insurance
                          coverages required to be maintained; and
                    (e) any dispute concerning the approval of an Operating Budget or Capital Budget.

         All disputes concerning the above matters shall be submitted to the Accountants. Notwithstanding the foregoing, the parties may, by mutual agreement, elect to conduct any such arbitration before non-accountant recognized experts in matters concerning the operation of hotels. The rules of the American Arbitration Association will govern). Except as specified in
Section 10.02.3 hereof with respect to decisions that exceed the authority of the Accountants, the decision of the Accountants with respect to any matters submitted to them under this Subsection 10.02.1 shall be binding on Lessee, Owner and Manager.

                    SUBSECTION 10.02.2. THE ACCOUNTANTS. The "Accountants" shall be the lodging group or hospitality section of one of three firms of certified public accountants of recognized national standing in the hotel industry. Until otherwise agreed to by the parties, the three firms shall be Arthur Andersen & Co., Coopers and Lybrand, L.L.P. and PKF Consulting, Inc., notwithstanding any existing relationships which may exist between Lessee and such accounting firms or Manager and such accounting firms. The party desiring to submit any matter to arbitration under Subsection 10.02.1 shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of one of the three accounting firms. The party receiving such notice shall within fifteen (15) days after receipt of such notice either approve such choice, or designate one of the remaining two firms by written notice back to the first party, and the first party shall within fifteen (15) days after receipt of such notice either approve such choice or disapprove the same. If both parties shall have approved one of the three (3) firms under the preceding sentence, then such firm shall be the "Accountants" for the purposes of arbitrating the dispute; if the parties are unable to agree on an accounting firm, then the third firm, which was not designated by either party, shall be the "Accountants" for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described in Subsection 10.02.3 within fifteen (15) days after being notified of their selection. The fees and expenses of the Accountants will be paid by the non-prevailing party.

                    SUBSECTION 10.02.3. PROCEDURES. In all arbitration proceedings submitted to the Accountants, the Accountants shall be required to agree upon and approve the substantive position advocated by Lessee or Manager with respect to each disputed item. Any decision rendered by the Accountants that does not reflect the position advocated by Lessee or Manager shall be beyond the scope of authority granted to the Accountants and, consequently, may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such act are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted at the Hotel.

         SECTION 10.03. PERFORMANCE DURING DISPUTES. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Manager shall remain in possession of the Hotel as Manager; and Lessee and Manager shall continue their performance of the provisions of this Agreement and its exhibits, but unless otherwise agreed by the parties all funds shall be held in a separate escrow account pending the resolution of such dispute. Either party shall be entitled to injunctive relief from a civil court or other competent authority to maintain possession in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement.

                                  ARTICLE 11.
                               GENERAL PROVISIONS

         SECTION 11.01. AUTHORIZATION. Lessee and Manager represent and warrant to each other that their respective corporations have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

         SECTION 11.02. RELATIONSHIP. None of Manager, Lessee and Owner, or any combination thereof, shall be construed as joint venturers or partners of each other by reason of this Agreement and none of them shall have the power to bind or obligate the other except as set forth in this Agreement.

         SECTION 11.03. MANAGER'S CONTRACTUAL AUTHORITY IN THE PERFORMANCE OF THIS AGREEMENT. Manager is authorized to make, enter into and perform in the name of and for the account of Lessee any contracts deemed necessary by Manager to perform its obligations under this Agreement and which provide for an annual payment not in excess of $10,000 unless otherwise provided for herein.

         SECTION 11.04. FURTHER ACTIONS. Lessee and Manager agree to execute all contracts, agreements and documents and to take all actions reasonably necessary to comply with the provisions of this Agreement and the intent hereof.

         SECTION 11.05. SUCCESSORS AND ASSIGNS. The acquisition of Manager or its parent company or Lessee or its parent company, or the acquisition of all or substantially all of the assets of any such person by a third party shall not constitute an assignment of this Agreement by Manager and this Agreement shall remain in full force and effect between Lessee and Manager. Except as herein provided, Manager shall not assign any of its obligations hereunder without the prior written consent of Lessee and Owner, which shall not be unreasonably delayed. Manager shall have the right to pledge or assign its right to receive the Management Fees and/or any other monetary amounts payable to Manager hereunder without the prior written consent of Lessee.

         Lessee shall have the right to assign this Agreement to the person or entity which has obtained title to the Hotel and a License Agreement.

         SECTION 11.06. NOTICES. All notices or other communications provided for in this Agreement shall be in writing and shall be either hand delivered, delivered by certified mail, postage prepaid, return receipt requested, delivered by an overnight delivery service, or delivered by facsimile machine (with an executed original sent the same day by an overnight delivery service), addressed as set forth on Exhibit "B." Notices shall be deemed delivered on the date that is four (4) calendar days after the notice is deposited in the U.S. mail (not counting the mailing date) if sent by certified mail, or, if hand delivered, on the date the hand delivery is made, or if delivered by facsimile machine, on the date the transmission is confirmed. If given by an overnight delivery service, the notice shall be deemed delivered on the next business day following the date that the notice is deposited with the overnight delivery service. The addresses given above may be changed by any party by notice given in the manner provided herein.

         SECTION 11.07. DOCUMENTS. Lessee shall furnish Manager copies of all leases, title documents, property tax receipts and bills, insurance statements, all financing documents (including notes and mortgages) relating to the Hotel and such other non-confidential documents pertaining to the Hotel as Manager shall reasonably request.

         SECTION 11.08. DEFENSE. Manager shall defend and/or settle any claim or legal action brought against Manager in connection with the operation of the Hotel. Manager shall retain and supervise legal counsel, accountants and such other professionals, consultants and specialists as Manager deems appropriate to defend and/or settle any such claim or cause of action in connection with the operation of the Hotel. All liabilities, costs, and expenses, including attorneys' fees and disbursements, incurred in defending and/or settling any such claim or legal action which are not covered by insurance and which were not caused by the negligence of Manager, its officers, directors, employees, or agents shall be paid by Lessee. The provisions of this Section 11.08 shall survive the termination of this Agreement.

         SECTION 11.09. WAIVERS. No failure or delay by Manager or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

         SECTION 11.10. CHANGES. Any change to or modification of this Agreement including, without limitation, any change in the application of this Agreement to the Hotel, must be evidenced by a written document signed by both parties hereto.

         SECTION 11.11. CAPTIONS. The captions for each Article and Section are intended for convenience only.

         SECTION 11.12. SEVERABILITY. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. If, however, any material part of a party's rights under this Agreement shall be declared invalid or unenforceable (specifically including Manager's right to receive its Management Fees), the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty
(30) days written notice to the other party, without liability on the part of the terminating party.

         SECTION 11.13. INTEREST. Any amount payable to Manager or Lessee by the other which has not been paid when due shall accrue interest at the lesser of: (a) the highest legal limit in the state in which the Hotel is located or
(b) two percentage points (2%) over the published base rate of interest charged by Citibank, N.A., New York, New York, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed from time to time.

         SECTION 11.14. REIMBURSEMENT. The performance by Manager of its responsibilities under this Agreement are conditioned upon Lessee providing sufficient funds consistent with the Annual Budget to Manager on a timely basis to enable Manager to perform its obligations hereunder. Nevertheless, Manager shall be entitled, at its option, to advance funds or contribute property, on behalf of the Lessee, to satisfy obligations of Lessee in connection with the Hotel and this Agreement. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Lessee or its agents upon request. Lessee agrees to reimburse Manager with interest upon demand for money paid or property contributed by Manager to satisfy obligations of Lessee in connection with the Hotel and this Agreement. Interest shall be calculated at the rate set forth in Section 11.13 from the date Lessee was obligated to remit the funds or contribute the property for the satisfaction of such obligation to the date reimbursement is made.

         SECTION 11.15. TRAVEL AND OUT-OF-POCKET EXPENSES. Manager shall be reimbursed for all travel and out-of-pocket expenses of Manager's employees reasonably incurred in the performance of this Agreement. Manager shall have sole discretion, which shall not be unreasonably exercised, to determine the necessity for such travel or other expenses.

         SECTION 11.16. THIRD PARTY BENEFICIARY. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

         SECTION 11.17. BROKERAGE. Manager and Lessee represent and warrant to each other that neither has sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. Manager and Lessee each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys' fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

         SECTION 11.18. SURVIVAL OF COVENANTS. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

         SECTION 11.19. ESTOPPEL CERTIFICATE. Manager and Lessee agree to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Hotel as may be reasonably requested.

         SECTION 11.20. OTHER AGREEMENTS. Except to the extent as may now or hereafter be specifically provided, nothing contained in this Agreement shall be deemed to modify any other agreement between Lessee and Manager with respect to the Hotel or any other property.

         SECTION 11.21. PERIODS OF TIME. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the state in which the Hotel is located, then in such event said date shall be extended to the next day is not a Saturday, Sunday or legal holiday.

         SECTION 11.22. PREPARATION OF AGREEMENT. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

         SECTION 11.23. EXHIBITS. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

         SECTION 11.24. ATTORNEY'S FEES AND OTHER COSTS. The parties to this Agreement shall bear their own attorneys' fees in relation to negotiating and drafting this Agreement. Should Lessee or Manager engage in litigation to enforce their respective rights pursuant to this Agreement, the prevailing party shall have the right to indemnity by the nonprevailing party for an amount equal to the prevailing party's reasonable attorneys' fees, court costs and expenses arising therefrom.

         SECTION 11.25.  COUNTERPARTS.  This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original.

         SECTION 11.27.   CAPITALIZED TERMS.       Capitalized terms used but
not defined herein shall be as defined in the Exhibits hereto, which shall be incorporated by reference herein and deemed a part hereof as if fully set forth herein.

                           [Signature Page to Follow]

         The parties have respectively caused this Agreement to be executed as of the respective dates shown below.


                                         LESSEE:

                                         TRUST LEASING, INC.


__________________________       By:     ________________________
Witness
                                         Its:   _____________________



                                         MANAGER:

                                         PROMUS HOTELS, INC.



__________________________       By:     _________________________
Witness
                                         Its:   _____________________


                                         OWNER:

                                         EQUITY INNS PARTNERSHIP, L.P.
                                          By Equity Inns Trust, General Partner


___________________________       By:    _________________________
Witness
                                         Its:   _____________________